Exhibit 99.1
Contact for Infinity Energy Resources, Inc.:
Stanton E. Ross
Chairman and Chief Executive Officer
(720) 932-7800
www.infinity-res.com
INFINITY REPORTS SECOND QUARTER OPERATING RESULTS
COMPANY RETURNS TO POSITIVE CASH FLOW IN MOST RECENT QUARTER
DRILLING TO RESUME AND JV TALKS UNDERWAY IN BARNETT SHALE; SALE OF
COLORADO OIL AND GAS PROPERTIES PLANNED
DENVER, COLORADO — (PR Newswire) — August 9, 2007 — Infinity Energy Resources, Inc. (NASDAQ: IFNY) announced today its results of operations for the three and six months ended June 30, 2007 and provided an operational update. The Company will host an investor conference call to discuss the operating results and the outlook for the balance of the year at 12:00 Noon Eastern Time tomorrow, August 10, 2007 (see details below).
The Company has filed its Quarterly Report on Form 10-Q for the three and six months ended June 30, 2007 today and recommends that interested parties read the report in its entirety. A brief summary of operating results for the second quarter and first half of 2007 follows.
The Company reported revenue of $2.5 million and $4.6 million for the three and six months ended June 30, 2007, a 25% and 19% decrease when compared with revenue of $3.4 million and $5.7 million, respectively, in the prior-year periods. The Company reported an operating loss for the three and six months of $17.3 million and $19.5 million, compared with $2.9 million and $13.0 million in the prior year periods. The net loss for the three and six months ended June 30, 2007 totaled $16.1 million and $19.8 million ($0.90 and $1.11 per basic and diluted share), respectively. The net loss for the second quarter and first half of 2007 included a non-cash ceiling write-down of oil and gas properties of $15.8 million. Second quarter 2007 results included other income of $1.2 million, while the six-month period included other expense of $0.4 million related to changes in derivative value. For the three and six months ended June 30, 2006, the net loss included a non-cash ceiling write-down of oil and gas properties of $2.5 million and $11.6 million, respectively, other income of $3.3 million and other expense of $0.2 million, respectively, relating to changes in derivative value, and income from discontinued operations of $3.8 million and $7.2 million, respectively.
EBITDA (earnings from continuing operations before interest, income taxes, depreciation, depletion, amortization and accretion expenses, gains and losses on the sale of assets, expense related to the early extinguishment of debt, change in derivative fair value and ceiling write-down of oil and gas properties) for the three and six months ended June 30, 2007, totaled $0.7 million and $0, respectively, compared with $1.8 million and $1.9 million in the prior-year periods. A reconciliation of net loss from continuing operations to EBITDA is provided in the financial table following this commentary.

Exploration and production operations produced 346 MMcfe (3.8 MMcfe per day) and 656 MMcfe (3.6 MMcfe per day) during the three and six months ended June 30, 2007, decreases of 18% and 12% from the 423 MMcfe (4.6 MMcfe per day) and 742 MMcfe (4.1 MMcfe per day) produced in the prior year periods.
Production in Texas during the second quarter of 2007 decreased by 25% when compared to the second quarter of 2006 as a result of natural production declines, characteristic of the Barnett Shale play, from horizontal wells drilled and brought on production during the first half of 2006. Additional wells drilled and completed since January 2007, two of which were just recently brought onstream, are offsetting the production decline of older wells, and the Company expects third quarter production volumes in Texas to be comparable to or higher than second quarter levels.
Production in the Rockies during the second quarter of 2007 declined by approximately 11% as compared to the second quarter of 2006. The production decrease in the Rockies was due to the temporary production shut-in at the Company’s Wolf Mountain 15-2-7-87 following the production equipment fire suffered in March 2007, and natural production declines at the Wamsutter Arch Pipeline Field. Production in the Rockies is expected to be comparable to, or slightly higher, than second quarter levels during the third quarter of 2007, as the Wolf Mountain 15-2-7-87 well should be in production during the entire period.
Approximately $3.3 million in net cash was provided by operating activities during the three months ended June 30, 2007, compared with $5.5 million in the prior-year period (which included cash provided by discontinued operations). Net cash used in investing activities approximated $10.3 million in the second quarter of 2007, versus $10.1 million in the prior-year quarter, including $1.7 million in capital expenditures associated with discontinued operations in prior-year period. Net cash provided by financing activities totaled $7.0 million during the three months ended June 30, 2007, versus $0.4 million in the prior-year period.
Net cash used in operating activities during the six months ended June 30, 2007, totaled $1.1 million, compared with $9.2 million in cash provided by operating activities in the corresponding period of the previous year (which included cash provided by discontinued operations). Net cash used in investing activities approximated $15.8 million in the first half of 2007, compared with $23.1 million in the prior-year period, including $3.5 million in capital expenditures associated with discontinued operations in prior-year period. Approximately $16.1 million in net cash was provided by financing activities during the six months ended June 30, 2007, compared with $7.9 million in the prior-year period.
“I am very pleased to report that Infinity was cash-flow-positive in the second quarter, and we are making considerable progress in repositioning the Company for growth on a number of fronts,” stated Stanton E. Ross, President and Chief Executive Officer of Infinity, Inc. “After a thorough evaluation of strategic alternatives in recent months, we have decided to pursue the sale of our oil and gas properties in the Rocky Mountain region, which will allow us to focus on our potential in the Barnett Shale and other areas domestically, along with our potentially

‘world-class’ oil and gas concession offshore Nicaragua. We are currently in discussions with several parties regarding the sale of our Colorado assets.”
“We are also currently in discussions with a company that is quite active in the Barnett Shale play in Texas with respect to a potential joint venture that would significantly accelerate development on a portion of our Barnett Shale acreage. Although definitive agreements still need to be negotiated, we are excited by the proposal and are working diligently to finalize the deal.”
“Separate from this prospective development, during the second half of 2007 Infinity plans to drill three additional wells targeting the Barnett Shale in Comanche County, where we have 30,000 acres under lease,” continued Ross. “Through earlier wells that we drilled in the area we have successfully demonstrated the presence of a gas-bearing Barnett shale, confirming the potential of the region as a future gas-producing province.”
“And finally”, added Ross, “we should bring your attention to our 1.4 million-acre concession offshore Nicaragua, a virtually unexplored sedimentary basin sharing many geological similarities with other provinces where world-class oil and gas fields were discovered. The Company is scheduled to present its exploration plans to regional governmental entities later this quarter, and we are hoping to finalize certain details so that we can move forward with the initial exploration phase of the operation. Our strategy for this property involves additional geological and geophysical studies, followed by joint ventures with other companies for the drilling campaign. We have already been approached by oil companies interested in a participation in our concessions, but we consider it premature to farm-out any interest at this early stage.”
The Company is also pleased to announce that Daniel F. Hutchins will join the Company’s executive management team as Chief Financial Officer, effective August 13, 2007. Mr. Hutchins, a Certified Public Accountant, is a Principal with the accounting firm of Hutchins & Haake and has served as an instructor for the Becker CPA exam with the Keller Graduate School of Management. He has over 14 years of experience preparing CPA candidates for the CPA exam. From 1978 to 1988, he worked for a large international accounting firm providing audit and related services for emerging small businesses. Mr. Hutchins founded Hutchins & Associates in 1988.
Webcast / Conference Call Reminder
     The Company will host a conference call Friday, August 10, 2007. The conference call is anticipated to address second quarter 2007 results of operations and corporate and operational developments. You are invited to participate in the conference call with management that will also be webcast live over the internet.

Date:	Friday, August 10, 2007

Time:	12:00 p.m. EDT / 11:00 a.m. CDT / 10:00 a.m. MDT / 9:00 a.m. PDT

Call:	(800) 374-0113 (U.S.) and (706) 758-9607 (International)

Webcast:	Live and rebroadcast over the Internet: Simply log on to {http://www.b2i.us/external.asp?b=1253&id=40023&from=du&L=e}

Replay:	At {http://www.b2i.us/external.asp?b=1253&id=40023&from=du&L=e} or at (800) 642-1687 (U.S.) and (706) 645-9291 (International); Conference Call Pass Code: 12679134 until August 31, 2007.
About Infinity Energy Resources, Inc.
Infinity Energy Resources, Inc., through its wholly-owned subsidiaries Infinity Oil and Gas of Texas, Inc. and Infinity Oil & Gas of Wyoming, Inc., is an independent energy company engaged in the exploration, development and production of natural gas and oil and the operation and acquisition of natural gas and oil properties. The operations of Infinity Oil and Gas of Texas are focused on exploitation of the Barnett Shale formation in the Fort Worth Basin of north-central Texas. The operations of Infinity Oil & Gas of Wyoming are focused on the Wamsutter Arch Pipeline Field in southwest Wyoming and the Sand Wash Basin in northwest Colorado. The Company also has a 1.4 million acre oil and gas concession offshore Nicaragua in the Caribbean Sea. The Company’s common stock is listed on the NASDAQ Global Market under the symbol “IFNY.”
Forward-looking Statements
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,” “plan,” “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements in this press release include expectations of the wells to be drilled, completed and brought on line during 2007, anticipated production levels in Texas during the third quarter, our plans to pursue sale of our oil and gas properties in the Rocky Mountain region and the potential joint venture with respect to our Barnett Shale acreage and plans to move forward with exploration in Nicaragua. Factors that could cause or contribute to such differences include, but are not limited to, operating risks, delays and problems, the availability of drilling rigs and services on acceptable terms, the results of drilling and completions, decreases in the prices of oil and gas, unexpected negative geological variances, increases in interest rates, liquidity and capital requirements, the unavailability of capital on acceptable terms, and other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K and in the Company’s periodic reports filed with the Securities and Exchange Commission.
For more information on Infinity Energy Resources, Inc., please visit the following link:
http://www.b2i.us/irpass.asp?BzID=1253&to=ea&s=0

INFINITY ENERGY RESOURCES, INC. AND SUBSIDIARIES
Non-GAAP Disclosures: Reconciliation of Net Loss to EBITDA (1)
(unaudited, in thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net loss from continuing operations	$(16,059)	$(1,141)	$(19,839)	$(15,839)
Adjustments:
Depreciation, depletion, amortization and accretion	1,871	2,497	3,004	4,222
Ceiling write-down of oil and gas properties	15,750	2,500	15,750	11,600
Non-cash stock-based compensation expense	262	181	585	181
Change in derivative fair value	(1,178)	(3,304)	(1,069)	156
Unrealized loss on commodity derivative instruments	33	67	1,565	57
Interest expense	—	862	—	1,635
Non-cash expense related to the early extinguishment of debt	—	88	—	210
(Gain) loss on sale of assets	—	13	—	(294)
Income taxes	—	—	—	—

EBITDA	$679	$1,763	$(4)	$1,928

(1)	In this press release, the term “EBITDA” is used. EBITDA is equivalent to earnings from continuing operations before interest, income taxes, depreciation, depletion, amortization and accretion expenses, gains and losses on the sale of assets, expense related to the early extinguishment of debt, change in derivative fair value, unrealized loss on commodity derivative instruments, and ceiling write-down of oil and gas properties. Infinity’s management believes EBITDA is an important financial measurement tool that provides information about the Company’s ability to service or incur indebtedness, and pay for its capital expenditures. This information differs from measures of performance determined in accordance with generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. This measure is not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be equivalent to similarly titled measures of other companies.
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